Exhibit 99.1

CEVA, Inc. Announces Record Fourth Quarter and Year End 2011 Financial Results

•	All-time high quarterly and annual revenue of $16.0 million and $60.2 million, up 22% and 34% year-over-year, respectively

•	Record quarterly and annual royalty revenue of $10.2 million and $36.4 million, up 36% and 59% year-over-year, respectively

•	Record shipment volumes of CEVA technology; More than 1 billion CEVA-powered units shipped in 2011

MOUNTAIN VIEW, Calif. – January 31, 2012 – CEVA, Inc. (NASDAQ: CEVA); (LSE: CVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile handset, portable and consumer electronics markets, today announced its financial results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011

Total revenue for the fourth quarter of 2011 was $16.0 million, which represents an increase of 22% compared to $13.0 million reported for the fourth quarter of 2010. Fourth quarter 2011 licensing revenue was $4.7 million, a 2% increase when compared to $4.6 million reported for the fourth quarter of 2010. Royalty revenue for the fourth quarter of 2011 was a record $10.2 million, an increase of 36% compared to $7.5 million reported for the fourth quarter of 2010. Revenue from services for the fourth quarter of 2011 was $1.1 million, an increase of 19% compared to $0.9 million reported for the fourth quarter of 2010.

U.S. GAAP net income for the fourth quarter of 2011 was $4.9 million, an increase of 15% over $4.2 million reported for the same period in 2010. U.S. GAAP diluted earnings per share for the fourth quarter of 2011 were $0.20, an increase of 11% compared to $0.18 for the fourth quarter of 2010.

Non-GAAP net income and diluted earnings per share for the fourth quarter of 2011 were $6.4 million and $0.26, respectively, representing an increase of 47% and 37%, respectively, over the $4.3 million and $0.19 reported for the fourth quarter of 2010. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2011 and 2010 exclude an aggregate equity-based compensation expense, net of taxes, of $1.5 million and $0.1 million, respectively.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated, “During the fourth quarter we were able to drive meaningful growth and generate significant momentum throughout our operations, producing record-setting results. CEVA-powered cellular baseband processor shipments increased for the twelfth consecutive quarter and continued to drive growth for us in every segment of the wireless market, from low cost feature phones through to 4G LTE smartphones and tablets. We also continued our strategic expansion into new markets during the quarter with customer wins for smart TV and connectivity applications.”

Mr. Wertheizer continued, “Looking back at a very successful 2011, we delivered on our two main strategic goals: driving strong growth of CEVA-powered baseband chipsets and extending our technology leadership in the DSP space. Our customers shipped more than 927 million CEVA-powered basebands during the year, and more than 1 billion CEVA-based chipsets overall. We introduced new DSP products for audio and imaging aimed to diversify our revenue beyond baseband. We remain ideally positioned to further benefit from ongoing market trends, specifically the evolution in cellular networks in both developed and emerging economies, the expansion of wireless connectivity in devices beyond handsets, as well as mass adoption and feature set enhancement of smartphones and other smart devices.”

During the fourth quarter of 2011, the Company concluded seven new license agreements. Four of the agreements were for CEVA DSP cores, platforms, and software, two agreements were for CEVA SATA/SAS technology and one agreement was for CEVA Bluetooth technology. Target applications for customer deployment are TD-SCDMA baseband processors for handsets, smart TV for emerging markets, connectivity for smartphones and solid state drives. Geographically, two of the agreements signed were in the U.S. and five were in Asia.

Full Year 2011 Review

Total revenue for 2011 was $60.2 million, an increase of 34% compared to $44.9 million reported for 2010. Royalty revenue for 2011 was a record high $36.4 million, representing an increase of 59% compared to $22.9 million reported for 2010. Licensing revenue for 2011 was $20.2 million, an increase of 10% compared to $18.4 million reported for 2010.

U.S. GAAP net income and diluted earnings per share for 2011 were $18.6 million and $0.77, respectively, an increase of 63% and 51%, respectively, compared to $11.4 million and $0.51 reported for 2010.

Non-GAAP net income and diluted earnings per share for 2011 were $23.5 million and $0.97, respectively, representing an increase of 86% and 73%, respectively, over the $12.7 million and $0.56 reported for 2010. Non-GAAP net income and diluted earnings per share for 2011 exclude an aggregate equity-based compensation expense, net of taxes, of $5.0 million. Non-GAAP net income and diluted earnings per share for 2010 excluded an aggregate equity-based compensation expense, net of taxes, of $1.3 million.

Yaniv Arieli, Chief Financial Officer of CEVA, stated, “We delivered another exceptionally strong set of earnings in the fourth quarter, underpinned by record high royalty revenues, which yielded strong GAAP and non-GAAP results. On an annual basis, 2011 was a record-breaking year for CEVA across every financial metric and delivered earnings far in excess of our initial annual guidance. We concluded the year with a very strong balance sheet, which included cash and cash equivalent balances, marketable securities and long term bank deposits of approximately $165 million, up from $131 million at the end of 2010.”

CEVA Conference Call

On January 31, 2012, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 1:30 p.m. London time, to discuss the operating performance for the fourth quarter and year ended December 31, 2011.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-800-860-2442 (Access Code: CEVA)

•	International Participants: Dial +1-412-858-4600 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=84399. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code:10008472) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on February 08, 2012. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

About CEVA, Inc.

CEVA is the world’s leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for the mobile handset, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia (HD video, Image Signal Processing (ISP) and HD audio), voice over packet (VoP), Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2011, CEVA’s IP was shipped in over 1 billion devices, powering handsets from 7 out of the top 8 handset OEMs, including Nokia, Samsung, LG, Motorola, Sony and ZTE. Today, more than 40% of handsets shipped worldwide are powered by a CEVA DSP core. For more information, visit www.ceva-dsp.com. Follow CEVA on twitter at www.twitter.com/cevadsp.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements that CEVA is ideally positioned to further benefit from ongoing market trends. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of products incorporating our technologies to achieve market acceptance, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for our technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. Director of Marketing & Investor Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
	Unaudited	Unaudited	Unaudited	Audited
Revenues:
Licensing	$4,711	$4,621	$20,239	$18,395
Royalties	10,159	7,494	36,403	22,866
Other revenues	1,082	911	3,597	3,650

Total revenues	15,952	13,026	60,239	44,911

Cost of revenues	924	1,134	3,559	3,712

Gross profit	15,028	11,892	56,680	41,199

Operating expenses:
Research and development, net	5,730	4,666	21,543	17,909
Sales and marketing	2,287	2,060	8,937	7,308
General and administrative	2,096	1,399	7,649	6,108

Total operating expenses	10,113	8,125	38,129	31,325

Operating income	4,915	3,767	18,551	9,874
Interest and other income, net	873	504	2,919	2,095

Income before taxes on income	5,788	4,271	21,470	11,969
Taxes on income	935	64	2,908	591

Net income	$4,853	$4,207	$18,562	$11,378

Basic earnings per share	$0.21	$0.19	$0.80	$0.54
Diluted earnings per share	$0.20	$0.18	$0.77	$0.51
Weighted-average number of Common Stock used in computation of earnings per share (in thousands):
Basic	23,491	22,029	23,173	21,251
Diluted	24,293	23,367	24,153	22,430

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Quarter ended				Year ended
	December 31,				December 31,
	2011		2010		2011		2010
	Unaudited		Unaudited		Unaudited		Unaudited
GAAP net income	4,853		4,207		18,562		11,378
Equity-based compensation expense included in cost of revenue	68		21		239		77
Equity-based compensation expense included in research and development expenses	562		163		1,934		652
Equity-based compensation expense included in sales and marketing expenses	347		80		1,094		380
Equity-based compensation expense included in general and administrative expenses	641		207		1,891		1,023
Taxes on income (benefit)	(106	)(1)	(342	)(1)	(204	)(1)	(842	)(1)

Non-GAAP net income	6,365		4,336		23,516		12,668

GAAP weighted-average number of Common Stock used in computation of diluted earnings per share (in thousands)	24,293		23,367		24,153		22,430
Weighted-average number of shares related to outstanding options	9		49		16		60

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding equity-based compensation expense and tax (in thousands)	24,302		23,416		24,169		22,490
GAAP diluted earnings per share	$0.20		$0.18		$0.77		$0.51
Equity-based compensation expense	$0.07		$0.02		$0.21		$0.09
Taxes on income (benefit)	($0.01)		($0.01)		($0.01)		($0.04)

Non-GAAP diluted earnings per share	$0.26		$0.19		$0.97		$0.56

(1)	Results for the three months and for the year ended December 31, 2011 included tax gains of $0.1 and $0.2 million, respectively, reported in taxes on income, mainly related to tax benefits associated with equity-based compensation. Results for the three months and for the year ended December 31, 2010 included tax gains of $0.3 and $0.8 million, respectively, reported in taxes on income, mainly related to tax benefits associated with equity-based compensation.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	December 31,	December 31,
	2011	2010
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$14,954	$17,098
Marketable securities and short term bank deposits	124,458	98,681
Trade receivables, net	5,116	5,906
Deferred tax assets	2,248	1,288
Prepaid expenses and other accounts receivables	2,320	4,609

Total current assets	149,096	127,582

Long-term investments:
Long term bank deposits	25,106	15,173
Severance pay fund	5,473	5,433
Property and equipment, net	1,235	1,348
Goodwill	36,498	36,498
Other long term assets	1,732	574

Total assets	$219,140	$186,608

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$580	$616
Deferred revenues	1,074	616
Accrued expenses and other payables	10,669	10,521
Deferred tax liabilities	290	901

Total current liabilities	12,613	12,654
Accrued severance pay	5,607	5,486

Total liabilities	18,220	18,140

Stockholders’ equity:
Common Stock:	24	23
Additional paid in-capital	191,945	176,838
Other comprehensive income (loss)	(901)	317
Retained earnings (accumulated deficit)	9,852	(8,710)

Total stockholders’ equity	200,920	168,468

Total liabilities and stockholders’ equity	$219,140	$186,608